Exhibit 99.1

GILLA STRENGTHENS SALES & MARKETING TEAM

DAYTONA BEACH, FLORIDA – (August 11, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce the appointment of Bradford J. Cunningham as Vice President of Sales & Marketing. Mr. Cunningham will be responsible for the leadership and oversight of the Gilla sales team, implementing new sales strategies and developing new business opportunities to advance the Company’s custom E-liquid sales offering.

Bradford J. Cunningham offers more than 30 years of experience in corporate management, driving successful sales growth, brand and private label development, market share for new products, distribution expansion, and financial goals. Mr. Cunningham was a key strategic and tactical contributor in efforts that drove three pharmaceutical acquisitions/mergers totaling over $1.5B. Mr. Cunningham earned fast-track promotions into management and previously was the Senior Vice President for Clay-Park Labs, Senior Executive Vice President for Allan Pharmaceutical, Chief Sales and Marketing Officer for SS Choice LLC, Vice President of Trade Relations & Business Development for Dekang Biotechnologies USA, Chief Executive Officer for CIGR8 Electronic Cigarettes (a division of Dekang USA) and Chief Operating Officer for LeCig Enterprises, Inc.

Throughout his career, Mr. Cunningham has had the opportunity to establish a strong nationwide network of national accounts, warehousing and non-warehousing chains, wholesaler/distributors and vape stores. The scope of his experience has spanned virtually all aspects of corporate sales, distribution & logistics, and manufacturing. Mr. Cunningham holds a Bachelor of Business Administration from Stetson University.

“Brad is a proven leader with tremendous experience and strong relations in the vapor industry having previously worked for a US based E-cigarette manufacturer,” stated J. Graham Simmonds, Chairman and CEO of Gilla Inc. He added, “The addition of Brad to head up our E-Liquid sales and marketing strategy is a major coup for Gilla and he will be an invaluable resource to our team and our clients as we look to develop new distribution channels and build our revenues.”

About Gilla Inc.

Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla has a two-pronged business model: Custom E-liquid Manufacturing, including private label solutions, E-Liquid flavoring and fulfilment services; and Marketing & Online Services, including branding, marketing, sales support, and e-commerce solutions. The Company also owns and operates the VaporLiq and Charlie’s Club monthly subscription-based delivery services for vaping products. Vaporizers and E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. Vaporizers and E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. Dillon Heins
Director of Corporate Development
w: 1 (218) 839-9051
email: dillon@gillainc.com
website: www.gillainc.com
twitter: @gillainc